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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

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Name: NYLIAC Variable Annuity Separate Account - IV
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

      51 Madison Avenue, New York NY 10010
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Telephone Number (including area code): (212) 576-7000
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Name and address of agent for service of process:

      William J. Evers
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      51  Madison Avenue, New York, NY 10010
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]


SEC 1102 (12-01)

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and state of New York on the 3rd day of July, 2003.

                                                NYLIAC VARIABLE ANNUITY SEPARATE
                                                ACCOUNT - IV
                                                (Registrant)

                                                By /s/ David J. Krystel
                                                   -----------------------------
                                                   David J. Krystel
                                                   Vice President

                                                Attest:
                                                   /s/ Robert D. Rock
                                                --------------------------------
                                                   Robert D. Rock
                                                   Senior Vice President